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                                                                     EXHIBIT 21




                      Subsidiaries of Hancock Fabrics, Inc.

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

                                               Names Under Which
                         State of              Subsidiary
      Name               Incorporation         Does Business
      ----               -------------         ------------------
Minnesota Fabrics, Inc.   Minnesota            Minnesota Fabrics

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